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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

State Bank Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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STATE BANK FINANCIAL CORPORATION
3399 Peachtree Road, NE
Suite 1900
Atlanta, Georgia 30326

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 23, 2012

Dear Shareholder,

        I cordially invite you to attend the annual meeting of shareholders of State Bank Financial Corporation, the holding company of State Bank and Trust Company, to be held on Wednesday, May 23, 2012, at 1 p.m. EDT, at our headquarters located at 3399 Peachtree Road, NE, Suite 1900, Atlanta, Georgia 30326, for the following purposes:

  1)
  to elect eight directors to our board of directors to serve a one-year term;

  2)
  to conduct an advisory vote on the compensation of our named executive officers;

  3)
  to ratify the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2012; and

  4)
  to transact such other business as may properly come before the annual meeting or any adjournment of the meeting.

        The board of directors set the close of business on April 4, 2012 as the record date to determine the shareholders who are entitled to vote at the annual meeting. Under rules of the SEC, we are providing access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet.

        Although we would like each shareholder to attend the annual meeting, I realize that for some of you this is not possible. Whether or not you plan to attend the annual meeting, we encourage you to vote as soon as possible by signing, dating and mailing your proxy card in the enclosed postage-paid envelope. For specific instructions on voting, please refer to the instructions on the enclosed proxy card.

        Important Notice Regarding Availability of Proxy Materials for the Annual Meeting:    Our 2012 proxy statement and Annual Report for the year ended December 31, 2011 are available free of charge online at http://www.statebt.com/proxyvote.

        Your vote is important and I appreciate the time and consideration that I am sure you will give it.

On behalf of the board of directors,

Joseph W. Evans Chairman and Chief Executive Officer

April 13, 2012

PROXY STATEMENT
FOR
THE ANNUAL MEETING OF SHAREHOLDERS OF
STATE BANK FINANCIAL CORPORATION
TO BE HELD ON MAY 23, 2012

VOTING PROCEDURES

Who is asking for my vote?

        The board of directors of State Bank Financial Corporation (the "Company") is soliciting the enclosed proxy for use at the annual meeting of shareholders on May 23, 2012. If the meeting is adjourned, we may also use the proxy at any later meetings for the purposes stated in the notice of annual meeting. Unless the context indicates otherwise, all references to "we," "us" and "our" in this proxy statement refer to State Bank Financial Corporation and our wholly-owned subsidiary, State Bank and Trust Company, and all references to the "Bank" refer to State Bank and Trust Company.

What items will be voted on at the annual meeting?

        Three matters are scheduled for a vote:

  •
  the election of eight directors to serve a one-year term;

  •
  an advisory vote on the compensation of our named executive officers; and

  •
  the ratification of the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2012.

        As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the annual meeting.

How do your directors recommend that shareholders vote?

        The directors recommend that you vote:

  •
  FOR the election of the eight director nominees to serve a one-year term;

  •
  FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement under the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related narrative discussion in this proxy statement; and

  •
  FOR the ratification of the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2012.

Who is eligible to vote?

        Shareholders of record at the close of business on April 4, 2012 are entitled to be present and to vote at the annual meeting or any adjourned meeting. We are mailing these proxy materials to shareholders on or about April 13, 2012.

What are the rules for voting?

        As of the record date, we had 31,721,236 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of our common stock entitles the holder to one vote on all matters voted on at the meeting. All of the shares of common stock vote as a single class.

        If you hold shares in your own name, you may vote by selecting one of the following options:

  Vote By Proxy:

  If you choose to vote by proxy, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent. Please sign and return all proxy cards to be certain that all your shares are voted.

  Vote in Person:

  You may choose to vote in person at the meeting. We will distribute written ballots to any shareholder of record who wishes to vote at the meeting.

        If your shares are held in the name of a bank, broker or other holder of record, you are considered the beneficial owner of shares held in "street name" and you will receive instructions from such holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a bank, broker or other nominee and you wish to vote in person at the annual meeting, you must request a legal proxy or broker's proxy from your bank, broker or other nominee that holds your shares, and present that proxy and proof of identification at the annual meeting.

        Shares represented by signed proxies will be voted as instructed. If you sign the proxy but do not mark your vote, your shares will be voted as the directors have recommended. Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company, LLC.

        Our management knows of no other matters to be presented or considered at the meeting, but your shares will be voted at the directors' discretion on any of the following matters:

  •
  Any matter about which we did not receive written notice a reasonable time before we mailed these proxy materials to our shareholders.

  •
  Matters incident to the conduct of the meeting.

        A majority of our outstanding shares of common stock as of the record date must be present at the meeting, either in person or by proxy, to hold the meeting and conduct business. This is called a quorum. In determining whether we have a quorum at the annual meeting for purposes of all matters to be voted on, all votes "for" or "against" and all votes to "abstain" will be counted. Shares will be counted for quorum purposes if they are represented at the meeting for any purpose other than solely to object to holding the meeting or transacting business at the meeting.

        If you hold your shares in street name, your brokerage firm may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers' unvoted shares on certain "routine" matters. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions ONLY with respect to Proposal 3—the ratification of the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2012, but not with respect to any of the other proposals to be voted on at the annual meeting. If you hold your shares in street name, please provide voting instructions to your bank, broker or other nominee, so that your shares may be voted on all other proposals.

        When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. If a brokerage firm indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, then those shares will be treated as "broker non-votes." Shares represented by broker non-votes will be counted in determining whether there is a quorum.

        Each share of our common stock entitles the holder to one vote on all matters voted on at the meeting. Provided a quorum is present, directors will be elected by the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the annual meeting. Shareholders do not have cumulative voting rights. If you hold your shares in street name and do not complete and return voting instructions to your broker or other nominee, this will have the same effect as a vote "AGAINST" the election of our director nominees. Abstentions will also have the same effect as a vote "AGAINST" the election of our director nominees. All of our nominees are currently serving as directors. If a nominee does not receive the required vote for re-election, the director will continue to serve on the board as a "holdover" director until his or her death, written resignation, retirement, disqualification or removal, or his or her successor is elected.

        For all other matters to be approved at the annual meeting, the number of votes cast favoring the matter must exceed the number of votes cast opposing the matter, provided a quorum is present. Abstentions, broker non-votes and the failure to return a signed proxy will have no effect on the outcome of such matters.

How can I revoke my proxy?

        If you are a shareholder of record (i.e., you hold your shares directly instead of through a brokerage account) and you change your mind after you return your proxy, you may revoke it and change your vote at any time before the polls close at the meeting. You may do this by:

  •
  signing, dating and returning another proxy with a later date; or

  •
  voting in person at the meeting.

If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy.

How will we solicit proxies, and who will pay for the cost of the solicitation?

        We will solicit proxies principally by mailing these materials to the shareholders, but our directors, officers, and employees may also solicit proxies by telephone or in person. We will pay all of the costs of soliciting proxies, which primarily include the costs of preparing, photocopying and mailing these materials.

How can a shareholder propose business to be brought before next year's annual meeting?

        We must receive any shareholder proposals intended to be presented at our 2013 annual meeting of shareholders on or before December 14, 2012, for a proposal to be eligible to be included in the proxy statement and form of proxy to be distributed by the board of directors for that meeting. Any shareholder proposal intended to be presented from the floor at our 2013 annual meeting of shareholders must comply with the advance notice provisions and other requirements of our bylaws and be delivered not more than 60 days and not less than 30 days before the annual meeting; provided, however, that if less than 31 days' notice of the meeting is given, such notice of a shareholder proposal must be delivered or mailed not later than the tenth day following the day on which notice of the meeting was mailed.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees for Election as Directors

        Our bylaws provide for a board of directors consisting of not fewer than five nor more than 25 individuals with the exact number to be fixed by the board of directors. The board of directors has fixed the number of directors constituting the entire board at eight.

        If elected, all nominees shall serve a one-year term, expiring at the 2013 annual meeting of shareholders or until their respective successors are duly elected and qualified. Each nominee has agreed to serve if elected. If any named nominee is unable to serve, proxies will be voted for the remaining named nominees.

        Information about the nominees, each of whom is a director of the Bank and is currently a director of the Company, is provided below.

Biographical Information for Each Nominee for Director

        James R. Balkcom, Jr., age 67, a director since January 2010 (and a director of the Bank since July 2009), is the Chairman of the Board of EndoChoice, Inc. and an operating partner with Council Ventures, Inc. He is the lead director of Reach Health, Inc., a position he has held since 2010. He served as Chairman of the Board of Advisors for Talent Quest, a leadership consultancy, from 2004 through 2009. Mr. Balkcom also served as Chairman of the Board of iKobo, Inc., a provider of online money transfer services, from 2006 until 2009. He served as Chairman of the Board of Commerce South Bank, Inc. from 2001 to 2004 and as a director and Chairman of the compensation committee of Century South Banks, Inc. from 1997 to 2001. He was also a director and Chairman of the audit committee of DataPath, Inc. from 2007 to 2009. Mr. Balkcom also served as Chief Executive Officer of Techsonic Industries, Inc. from 1977 to 1994. He serves as a Civilian Aide to the Secretary of the Army for Georgia and as Vice Chairman of the Georgia Military Affairs Coordinating Committee. Mr. Balkcom holds a bachelor's degree in engineering from the United States Military Academy at West Point and a Masters of Business Administration from Harvard Business School. Mr. Balkcom's extensive experience in corporate governance and finance, together with his management experience as a senior executive with several companies, make him well qualified to be a member of our board.

        Kelly H. Barrett, age 47, a director since July 2011, is currently Vice President, Internal Audit and Corporate Compliance for The Home Depot. Ms. Barrett joined The Home Depot in 2003 as Vice President, Corporate Controller, in charge of all external financial reporting including filings with the Securities and Exchange Commission, as well as financial controls and financial systems. She later assumed the role of Vice President, Internal Audit in 2005, adding responsibility for Corporate Compliance in 2007. A graduate of Georgia Tech with highest honors, and first in her class, Ms. Barrett began her career as an auditor with Arthur Andersen & Co. for seven years before joining Cousins Properties, where she was Chief Financial Officer. Ms. Barrett is a CPA and serves on multiple charitable boards. Ms. Barrett's extensive experience in financial reporting, financial controls, financial systems and corporate compliance, together with her experience as a senior executive with two public companies, make her well qualified to be a member of our board.

        Archie L. Bransford, Jr., age 59, a director since January 2010 (and a director of the Bank since November 2009), is the president of Bransford & Associates, LLC, a bank regulatory consulting group that consults with banks on risk management and regulatory matters, a position he has held since 2004. Before that, Mr. Bransford served in numerous positions at the Office of the Comptroller of the Currency, including most recently as a deputy comptroller for the Southern District. Mr. Bransford holds a bachelor's degree in business administration from the University of Detroit. Mr. Bransford's depth of knowledge and valuable experience with bank regulatory matters make him well qualified to be a member of our board.

        Kim M. Childers, age 53, a director and officer since January 2010, serves as our President, Chief Credit Officer, Executive Risk Officer and Vice Chairman of the Board. Mr. Childers has also served as a director and officer of the Bank since July 2009. A native of Fort Valley, Georgia, Mr. Childers held senior positions with Flag Bank and RBC Centura Bank, including Executive Vice President and Chief Credit Officer of Flag Bank from 2002 through 2007 and Director—Georgia Risk Management of RBC Centura Bank from 2006 until 2007. Before joining Flag Bank in 2002, Mr. Childers was employed with Century South Banks, Inc., the holding company of 12 banks located in Georgia, Tennessee, Alabama and North Carolina, acting in a number of capacities, including Regional Chief Executive Officer for the North Georgia Region (which included eight charters and $600 million in assets), Chief Credit Officer and Senior Vice President/Credit Administration. Mr. Childers also serves as a managing principal of Bankers' Capital Group, LLC, an investment company that primarily buys and sells notes, a position he has held since 2007. Mr. Childers holds a bachelor's degree in agricultural economics from the University of Georgia. His depth of knowledge and years of experience in banking make him well qualified to be a member of our board. His extensive personal understanding of the markets that we serve is also a valuable asset to the board.

        Joseph W. Evans, age 62, a director and officer since January 2010, serves as our Chief Executive Officer and Chairman of the Board. Mr. Evans has also served as a director and officer of the Bank since July 2009. He is a native of Smarr, Georgia and the former Chairman/director, President and Chief Executive Officer of Flag Financial Corporation, where he served from 2002 until it was sold to RBC Centura Bank in 2006. Mr. Evans previously served as president and Chief Executive Officer of Macon-based Bank Corporation of Georgia, until it was merged with Century South Banks, Inc. in 1997. Following the merger, Mr. Evans served as Chief Executive Officer of Century South Banks, Inc., until it was acquired by BB&T. Mr. Evans is President and Chief Executive Officer of Rosebub Farm, Inc. He also serves as a managing principal of Bankers' Capital Group, LLC, an investment company that primarily buys and sells notes, and as principal of Sagus Partners, LLC, positions he has held since 2006. Mr. Evans is a director of Southern Trust Insurance Company and a member of the Investment Committee of The Methodist Home for Children & Youth in Macon, Georgia. He also serves on the board of trustees of the Georgia Tech Foundation and the board of directors of the Alexander-Tharpe Fund, and formerly served as Chairman of the Board of Trustees of the Georgia Tech Alumni Association. He is also the General Partner of the Howell D. Evans Family Partnership, LP. Mr. Evans holds a bachelor's degree in industrial management from Georgia Tech. His depth of knowledge and years of experience in banking make him well qualified to be a member of our board. His ties to our market area also provide him with personal contacts and an awareness of the social environment within which we operate.

        Virginia A. Hepner, age 54, has been a director of the Company and the Bank since September 2010. Ms. Hepner is currently a business consultant with DMI, Inc., an entertainment and music marketing company, and is a principal investor in GHL, LLC, a private real estate investment partnership for commercial assets. Ms. Hepner has over 25 years of corporate banking experience with Wachovia Bank serving in North Carolina, Chicago and Atlanta. She joined Wachovia in 1979 and until her retirement from Wachovia in 2005 held numerous positions in corporate banking and capital markets, including Atlanta Commercial Banking Manager, Manager of the Foreign Exchange and Derivatives Group, and Executive Vice President and Manager of the U.S. Corporate Client Group. Ms. Hepner was formerly a director of Chexar Corporation, a private technology company. Since leaving Wachovia, she has served in Interim Executive Director roles for Young Audiences, Woodruff Arts Center, the Atlanta Ballet and Brand Atlanta, Inc. She is also active in many non-profit and civic organizations, and presently is a trustee of The Community Foundation for Greater Atlanta and The Paideia School. She serves on advisory boards of Emory University Board of Visitors, The Alliance Theatre and the Penn Institute for Urban Research. In 2008, she received the Phoenix Award from Atlanta Mayor Shirley Franklin for outstanding community service. Ms. Hepner holds a bachelor's degree in finance from the Wharton School of the University of Pennsylvania, and attended the Kellogg

School of Business at Northwestern University. Ms. Hepner's depth of knowledge and years of experience in corporate banking make her well qualified to be a member of our board.

        J. Daniel Speight, Jr., age 55, a director and officer since January 2010, serves as our Chief Operating Officer and Vice Chairman of the Board. Mr. Speight has also served as a director and officer of the Bank since July 2009. Mr. Speight resides in Pinehurst, Georgia and spent more than 20 years, between 1984 and 2006, with Citizens Bank in Vienna, Georgia and then with Flag Bank and Flag Financial Corporation. He served in various roles including President, Chief Executive Officer and director of Citizens Bank, Chief Executive Officer, Chief Financial Officer and Vice Chairman/director of Flag Bank and Vice Chairman/director, Chief Financial Officer and Chief Executive Officer of Flag Financial Corporation. Mr. Speight is a member of the State Bar of Georgia and, from February 2008 until July 2009, he practiced banking law with the law firm of James, Bates, Pope & Spivey LLP in Macon, Georgia. Mr. Speight is also a managing principal of Bankers' Capital Group, LLC, an investment company that primarily buys and sells notes, a position he has held since 2006. He served as a director of The Bankers Bank of Atlanta for nine years, from 1990 until 1999, serving as Chairman of the Board twice during that term. Mr. Speight has also served as President of the Community Bankers Association of Georgia, served as a director of the Georgia Bankers Association and as Chairman of the Georgia Bankers Association Community Banking Committee and served as a director of the Independent Community Bankers Association of America. Mr. Speight is a member of the Board of Trustees of Wesleyan College and MedCen Community Health Foundation, both located in Macon, Georgia. Mr. Speight has a bachelor's degree in business management from Georgia Southern College and received his J.D. degree from the Walter F. George School of Law at Mercer University. The depth of his banking knowledge and experience and his legal background make Mr. Speight well qualified to be a member of our board. His extensive personal understanding of the markets that we serve is also a valuable asset to the board.

        J. Thomas Wiley, Jr., age 59, a director of the Company and the Bank since July 2010, is the Chairman, President and Chief Executive Officer of Coastal Bankshares, Inc. and its subsidiary bank, The Coastal Bank, where he has served since 2007. Before joining The Coastal Bank, Mr. Wiley served as the Vice Chairman/director and Chief Banking Officer of Flag Financial Corporation from 2002 until 2006 and as President and Chief Executive Officer of Flag Bank from 2002 until 2006. Mr. Wiley is also a managing principal of Bankers' Capital Group, LLC, an investment company that primarily buys and sells notes, a position he has held since 2007. Mr. Wiley serves as a board member for the Georgia Department of Economic Development, the Georgia Chamber of Commerce and is chairman of the CEO Council for the Savannah Area Chamber of Commerce. He is a former chairman of the Georgia Bankers Association and a graduate of the Leadership Georgia Foundation Class of 2001. Mr. Wiley has a bachelor's degree in business administration from Valdosta State University. His depth of knowledge and years of experience in banking make him well qualified to be a member of our board.

        The board of directors recommends a vote FOR each of the above nominees.

Biographical Information for Executive Officers

        Our executive officers are:

  Joseph W. Evans, Chief Executive Officer and Chairman;
  Thomas L. Callicutt, Jr., Chief Financial Officer;
  J. Daniel Speight, Jr., Chief Operating Officer and Vice Chairman;
  Kim M. Childers, President, Chief Credit Officer, Executive Risk Officer and Vice Chairman; and
  Stephen W. Doughty, Executive Banking Officer.

        Because each of Mr. Evans, Mr. Speight and Mr. Childers also serves on our board of directors, we have provided biographical information for them above. Biographical information for each of Mr. Callicutt and Mr. Doughty is provided below:

        Thomas L. Callicutt, Jr., age 65, is a CPA and has served as our Chief Financial Officer since September 2011. Before joining the Company, Mr. Callicutt was the Senior Executive Vice President, Chief Financial Officer and Treasurer of Whitney Holding Corporation in New Orleans, Louisiana. Mr. Callicutt joined Whitney in 1998 and was appointed its Chief Financial Officer in 1999. During his 12-year tenure, Mr. Callicutt led the financial organization of the company that more than doubled in size until its acquisition by Hancock Holding Company in June 2011. Before his tenure with Whitney, Mr. Callicutt spent 13 years with First Commerce Corporation in New Orleans, where he served as Executive Vice President and Principal Accounting Officer. He began his career in public accounting in the Memphis office of Arthur Andersen & Co. in 1973. Mr. Callicutt holds bachelor's degrees in mathematics and psychology and a MBA in accountancy from the University of Mississippi.

        Stephen W. Doughty, age 60, has served as our Executive Banking Officer since January 2010. He has also served as an officer of the Bank since October 2009 and has served as Vice Chairman on the Bank's board of directors since July 2010. Mr. Doughty is a native of Atlanta, Georgia. He was formerly Vice Chairman and Chief Risk Management Officer of Flag Financial Corporation, where he served from 2002 until it was sold to RBC Centura Bank in 2006. Before joining Flag Bank, he served as an executive officer at Century South Banks, Inc., the holding company of 12 banks located in Georgia, Tennessee, Alabama and North Carolina, from 1997 until 2001. Mr. Doughty is also a managing principal of Bankers' Capital Group, LLC, an investment company that primarily buys and sells notes, a position he has held since 2007. Mr. Doughty is a graduate of Valdosta State University and the School of Banking of the South, Louisiana State University.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

        The following table shows the owners of more than 5% of our outstanding common stock as of April 4, 2012, the record date.

Name and Address	Number of Shares Owned	Right to Acquire	Percentage of Beneficial Ownership(1)
Franklin Mutual Advisers, LLC(2)	2,100,000	—	6.62%
101 John F. Kennedy Parkway
Short Hills, New Jersey 07078
Greenlight Capital, Inc.(3)	2,100,000	—	6.62%
140 East 45th Street, 24th Floor
New York, New York 10017
Paulson & Co. Inc.(4)	1,928,300	—	6.08%
1251 Avenue of Americas
New York, New York 10020
Sandler O'Neill Asset Management, LLC(5)	2,460,000	—	7.75%
780 Third Avenue, 5th Floor
New York, New York 10017
The Banc Funds Company, L.L.C.(6)	2,325,000	—	7.33%
20 North Wacker Drive, Suite 3300
Chicago, Illinois 60606
Waterstone Market Neutral Master Fund, Ltd.(7)	2,105,101	—	6.64%
c/o GlobeOp Financial Services (Cayman) Limited
45 Market Street, Suite 3205
2nd Floor, Gardenia Ct, Camana Bank
Grand Cayman KY1-9003, Cayman Islands

(1)
The percentage of beneficial ownership is based on 31,721,236 shares outstanding on April 4, 2012.

(2)
This information is based solely on the Schedule 13G filed on January 28, 2011 by Franklin Mutual Advisers, LLC reporting that the shares are beneficially owned by one or more open-end investment companies or other managed accounts which, pursuant to investment management contracts, are managed by Franklin Mutual Advisers, LLC, an indirect wholly-owned subsidiary of Franklin Resources, Inc. Pursuant to the investment management contracts, Franklin Mutual Advisers, LLC has sole voting and dispositive power over all 2,100,000 shares. Franklin Mutual Advisers, LLC, however, disclaims any pecuniary interest in the shares and disclaims that it is the beneficial owner of the shares as defined in Rule 13d-3.

(3)
This information is based solely on the Schedule 13G jointly filed on February 14, 2012 by Greenlight Capital, Inc., Greenlight Capital, LLC, DME Management GP, LLC, DME Advisors, LP, DME Capital Management, LP, DME Advisors GP, LLC and David Einhorn. The Schedule 13G reports that Greenlight Capital, LLC shares voting and dispositive power over the 724,270 shares held for the accounts of Greenlight Capital, L.P. and Greenlight Capital Qualified, L.P. Greenlight Capital, Inc. shares voting and dispositive power over the 1,627,745 shares held for the accounts of Greenlight Capital, L.P., Greenlight Capital Qualified, L.P. and Greenlight Capital Offshore Partners. DME Management GP, LLC shares voting and dispositive power over the 125,730 shares held for the account of Greenlight Capital (Gold), LP. DME

  Advisors, LP shares voting and dispositive power over the 284,000 shares held for an account for which DME Advisors, LP acts as investment manager. DME Capital Management, LP shares voting and dispositive power over the 188,255 shares held for the accounts of Greenlight Capital (Gold), LP and Greenlight Capital Offshore Master (Gold), Ltd. DME Advisors GP, LLC shares voting and dispositive power over the 472,255 shares held for an account for which DME Advisors, LP acts as investment manager, Greenlight Capital (Gold), LP and Greenlight Capital Offshore Master (Gold), Ltd. David Einhorn shares voting and dispositive power over all 2,100,000 shares which consists of an aggregate of 724,270 shares held for the accounts of Greenlight Capital, L.P. and Greenlight Capital Qualified, L.P., 903,475 shares held for the account of Greenlight Capital Offshore Partners, 125,730 shares of held for the account of Greenlight Capital (Gold), LP, 62,525 shares held for the account of Greenlight Capital Offshore Master (Gold), Ltd., and 284,000 shares held for an account for which DME Advisors, LP acts as investment manager.

(4)
This information is based solely on the Schedule 13G filed on February 14, 2012 by Paulson & Co. Inc. reporting sole voting and dispositive power with respect to the securities owned by certain onshore and offshore investment funds for which Paulson & Co. Inc. serves as investment advisor or manager. Paulson & Co. Inc. disclaims beneficial ownership of such securities.

(5)
This information is based solely on the Schedule 13G jointly filed on February 14, 2012 by Sandler O'Neill Asset Management, LLC and Terry Maltese reporting shared voting and dispositive power over the 2,003,400 shares. Sandler O'Neill Asset Management, LLC may be deemed to beneficially own the shares which are held by its clients and Mr. Maltese, by reason of his position as Managing Member of Sandler O'Neill Asset Management, LLC, may also be deemed to beneficially own such shares.

(6)
This information is based solely on the amended Schedule 13G jointly filed on February 8, 2012 by Banc Fund VI L.P., Banc Fund VII L.P. and Banc Fund VIII L.P. The Schedule 13G reports sole voting and dispositive power over the 325,000 shares beneficially owned by Banc Fund VI L.P., the 1,150,000 shares beneficially owned by Banc Fund VII L.P. and the 850,000 shares beneficially owned by Banc Fund VIII L.P. The general partner of Banc Fund VI L.P. is MidBanc VI L.P., the general partner of Banc Funds VII L.P. is MidBanc VII L.P. and the general partner of Banc Funds VIII L.P. is MidBanc VIII L.P. The Banc Funds Company, L.L.C.'s principal business is to be a general partner of MidBanc VI L.P., MidBanc VII L.P. and MidBanc VIII L.P. The Banc Funds Company, L.L.C.'s principal shareholder is Charles J. Moore. Mr. Moore has also been the manager of Banc Funds VI L.P., Banc Funds VII L.P. and Banc Funds VIII L.P. since their respective inceptions. As managing member, Mr. Moore has voting and dispositive power over the securities held by each of those entities. Mr. Moore also controls The Banc Funds Company, L.L.C. and each of the partnership entities directly and indirectly controlled by it.

(7)
This information is based solely on the Schedule 13G jointly filed on February 14, 2012 by Waterstone Capital Management, LP, Waterstone Market Neutral Master Fund, Ltd., Waterstone Capital Offshore Advisors, LP, Waterstone Asset Management, LLC and Shawn Bergerson reporting shared voting and dispositive power over the 2,105,101 shares beneficially owned. The address of Waterstone Capital Offshore Advisors, LP, Waterstone Asset Management, LLC and Mr. Bergerson is 2 Carlson Parkway, Suite 260, Plymouth, Minnesota 55447.

Security Ownership of Management

        The following table shows the number of shares of our common stock beneficially owned as of April 4, 2012 by (a) each director and executive officer named below, and (b) the executive officers and all directors, as a group.

Name and Address(1)	Number of Shares Owned(2)	Right to Acquire(3)	Percentage of Beneficial Ownership(4)
James R. Balkcom, Jr.	2,000	2,000	*
Kelly H. Barrett	—	—	—
Archie L. Bransford, Jr.(5)	6,000	6,000	*
Thomas L. Callicutt, Jr.	6,955	—	*
Kim M. Childers(6)	134,620	400,521	1.69%
Stephen W. Doughty	129,000	400,521	1.67%
Joseph W. Evans	238,500	400,521	2.01%
Virginia A. Hepner	—	—	—
J. Daniel Speight, Jr.	129,000	400,521	1.7%
J. Thomas Wiley, Jr.	120,000	400,521	1.64%
All Directors and Executive Officers as a Group (10 persons)	766,075	2,010,605	8.7%

*
Denotes beneficial ownership of less than 1%.

(1)
The address of each of these listed individuals is c/o 3399 Peachtree Road, NE, Suite 1900, Atlanta, Georgia 30326.

(2)
The shares shown in this column include shares of restricted stock held by certain executive officers as follows: Mr. Callicutt directly holds 6,955 shares; Mr. Evans directly holds 12,500 shares; and each of Mr. Childers, Mr. Doughty and Mr. Speight directly holds 9,000 shares. All of the shares of restricted stock listed in this column vest on September 1, 2014, other than Mr. Callicutt's, which vest on August 15, 2014, provided that (a) the respective executive officer remains in our employment through that date, and (b) vesting will be accelerated upon the executive officer's death or disability or upon a change in control of the Company as defined in our 2011 Omnibus Equity Compensation Plan.

(3)
The shares shown in this column are purchasable on exercise of currently exercisable warrants to purchase common stock. The persons named in the table purchased those warrants.

(4)
The percentages shown above are based on 31,721,236 shares of our common stock outstanding on April 4, 2012. Under SEC Rule 13d-3, shares of common stock that a person has the right to acquire by exercising stock options and warrants held by that person that are exercisable within 60 days of April 4, 2012 are deemed outstanding for the purpose of computing the percentage ownership of the person, but those shares are not deemed outstanding for computing the percentage ownership of any other person.

(5)
Includes 3,000 shares and 3,000 warrants jointly held by Mr. Bransford's spouse. Mr. Bransford disclaims beneficial ownership of those shares and warrants.

(6)
Includes 4,000 shares held by Mr. Childers in an IRA and 1,620 shares owned by Mr. Childers' spouse through an IRA. Mr. Childers disclaims beneficial ownership of the shares held by his spouse.

 CORPORATE GOVERNANCE

Introduction

        The directors meet to review our operations and discuss our business plans and strategies for the future. The full board of directors met 13 times in 2011. During 2011, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by the committees of the board on which he or she served. Consistent with our policy is that all directors attend the annual meeting of shareholders, all seven of our directors then serving attended the 2011 annual meeting.

Director Independence

        Our board of directors has determined that each of James R. Balkcom, Jr., Kelly H. Barrett, Archie L. Bransford, Jr., Virginia A. Hepner and J. Thomas Wiley, Jr. is an "independent" director, based on the independence criteria in the corporate governance listing standards of The NASDAQ Capital Market. Our shares of common stock were listed and began trading on The NASDAQ Capital Market on April 14, 2011. In determining that Mr. Wiley is independent, the board took into account, among other things, that Mr. Wiley is a managing principal of Bankers' Capital Group, LLC, an investment company that primarily buys and sells notes and securities, along with the following persons, who are also managing principals of Bankers' Capital Group, LLC: Mr. Evans, Mr. Speight and Mr. Childers, who are executive officers and directors of the Company, and Mr. Doughty, who is an executive officer of the Company. The board also noted that Mr. Wiley's son is an employee of the Bank, although not an executive officer.

        Mr. Evans, Mr. Speight and Mr. Childers are considered inside directors because of their employment as our executive officers.

        There are no family relationships between any of our directors and executive officers.

Committees of the Board of Directors

        In 2010, the board of directors established an Audit Committee, a Compensation Committee and a Nominating Committee. In January 2011, for administrative purposes, the board of directors combined the functions of the Compensation Committee and the Nominating Committee into one committee, the Independent Directors Committee.

        Audit Committee.    Our Audit Committee is composed of Mr. Bransford (Chairman), Mr. Balkcom, Ms. Barrett, Ms. Hepner and Mr. Wiley. The board has determined that each of Mr. Balkcom, Ms. Barrett and Mr. Bransford is an "audit committee financial expert" and that each member of the committee is "independent" under SEC Rule 10A-3 and under The NASDAQ Capital Market listing standards. The Audit Committee met seven times in 2011. The Audit Committee operates under a written charter that is available on our website, www.statebt.com, in the "Governance Documents" section under "Investors."

        Independent Directors Committee.    As noted above, we have combined the functions of our Nominating Committee and our Compensation Committee into one committee, the Independent Directors Committee. Our Independent Directors Committee performs the dual roles of overseeing (a) our corporate governance matters and the nomination of director candidates to the board of directors, and (b) our compensation and personnel policies. Our Independent Directors Committee is composed of Mr. Balkcom (Chairman), Ms. Barrett, Mr. Bransford, Ms. Hepner and Mr. Wiley. The board has determined that each member of the Independent Directors Committee is "independent" under the listing standards of The NASDAQ Capital Market. The Independent Directors Committee charter is available on our website, www.statebt.com, in the "Governance Documents" section under "Investors."

        In its compensation role, the Independent Directors Committee has authority to establish the salaries and incentive compensation for the named executive officers. The committee also has the authority:

  •
  to annually review and approve corporate goals and objectives applicable to the compensation of the Chief Executive Officer;

  •
  to review and approve the annual base salary and annual incentive levels for the executive officers;

  •
  to review and approve employment agreements, severance arrangements, supplemental benefits and change in control agreements;

  •
  to establish and administer the incentive plans and oversee and administer our equity-based compensation, including the review and grant of equity awards to all eligible employees, and to fulfill such duties and responsibilities as described in those plans; and

  •
  to otherwise review and approve our compensation plans.

        In addition, the committee annually reviews, evaluates and establishes levels of director compensation. For purpose of performance reviews, the committee evaluates the performance of our Chief Executive Officer, and our Chief Executive Officer evaluates the performance of our other named executive officers and discusses the results of such evaluations with the committee.

        Under the Independent Directors Committee charter, the committee may delegate to one or more of our officers, who are also directors, the power to designate the officers and employees of the Company or the Bank who will receive grants of restricted shares, options or warrants to purchase shares of our common stock and to determine the number of restricted shares, options or warrants to be received by them. Notwithstanding that authority, no officer may be delegated the power to designate himself or herself as a recipient of restricted shares, options or warrants, or to grant restricted shares, options or warrants to any person who is subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934. In October 2011, the Independent Directors Committee modified its charter by delegating to Mr. Evans, our Chief Executive Officer, the authority to issue equity incentive grants to any eligible employee, not to exceed 25,000 shares per employee. The charter states that the Independent Directors Committee will review a report of all grants authorized by Mr. Evans on no less than a quarterly basis. The Independent Directors Committee must review and approve in advance all equity incentive grants exceeding 25,000 shares. To date, Mr. Evans has not exercised this authority.

        In 2011, the Independent Directors Committee continued its engagement of Matthews, Young & Associates, Inc. ("Matthews, Young") as an independent advisor to assist the committee in determining and evaluating executive compensation. Matthews, Young reported directly to the Independent Directors Committee and assisted in the development of an executive officer management annual incentive plan, and in the implementation of the 2011 Omnibus Equity Compensation Plan, which our shareholders approved at their 2011 annual meeting.

Nominations of Directors

        The Independent Directors Committee serves to identify, screen, recruit and nominate candidates to the board of directors. The committee charter requires the committee to review potential candidates for the board, including any nominees submitted by shareholders in accordance with our bylaws. The committee evaluated each nominee recommended for election as a director in these proxy materials. In evaluating candidates proposed by shareholders, the committee will follow the same process and apply the same criteria as it does for candidates identified by the committee or the board of directors.

        For a shareholder to nominate a director candidate, the shareholder must comply with the advance notice provisions and other requirements of our bylaws. Each notice must state:

  (a)
  the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

  (b)
  a representation that the shareholder is a holder of record of stock of the Company entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

  (c)
  a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the shareholder is making the nomination or nominations; and

  (d)
  such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed under the proxy rules of the SEC relating to the election of directors.

The notice must be accompanied by the sworn or certified statement of the shareholder that the nominee has consented to being nominated and that the shareholder believes the nominee will stand for election and will serve if elected.

        When considering a potential candidate for nomination, the committee will consider the skills and background that we need and that the person possesses, diversity of the board and the ability of the person to devote the necessary time to serve as a director. The Independent Directors Committee has established the following minimum qualifications for service on our board of directors:

  •
  the highest ethics, integrity and values;

  •
  an outstanding personal and professional reputation;

  •
  professional experience that adds to the mix of the board as a whole;

  •
  the ability to exercise sound, independent business judgment;

  •
  freedom from conflicts of interest;

  •
  demonstrated leadership skills;

  •
  the willingness and ability to devote the time necessary to perform the duties and responsibilities of a director; and

  •
  relevant expertise and experience, and the ability to offer advice and guidance to our Chief Executive Officer based on that expertise and experience.

        In considering whether to recommend any particular candidate for inclusion in the board's slate of recommended director nominees, the committee also considers the following criteria, among others:

  •
  whether the candidate possesses the qualities described above;

  •
  whether the candidate has significant contacts in our markets and the ability to generate additional business for the Bank;

  •
  whether the candidate qualifies as an independent director under our guidelines;

  •
  the candidate's management experience in complex organizations and experience with complex business problems;

  •
  the likelihood of obtaining regulatory approval of the candidate, if required;

  •
  whether the candidate would qualify under our guidelines for membership on the Audit Committee or the Independent Directors Committee;

  •
  the extent to which the candidate contributes to the diversity of the board in terms of background, specialized experience, age, gender and race;

  •
  the candidate's other commitments, such as employment and other board positions; and

  •
  whether the candidate complies with any minimum qualifications or restrictions set forth in our bylaws.

        The committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. Although we have no formal policy regarding diversity, we believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities.

        In addition to the qualification criteria above, the Independent Directors Committee also takes into account whether a potential director nominee qualifies as an "audit committee financial expert" as that term is defined by the SEC, and whether the potential director nominee would qualify as an "independent" director under the listing standards of The NASDAQ Capital Market.

Board Leadership Structure

        The board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board because the board believes it is in our best interests to make that determination based on the membership of the board. The board has determined that having Mr. Evans, our Chief Executive Officer, serve as Chairman of the Board is in the best interest of our shareholders at this time because this structure makes the best use of Mr. Evans's extensive experience in banking, particularly in our market areas.

        In accordance with our Policy Regarding Director Qualifications and Evaluation Criteria, the Independent Directors Committee has elected, and the full board has approved, Mr. Balkcom as our lead independent director. In this role, he may call and preside over executive sessions of the independent directors, without management present, as he deems necessary. The other duties of the lead director will continue to evolve. We recognize that different board leadership structures may be appropriate for companies in different situations. We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet our needs.

Board's Role in Risk Oversight

        Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full board. Specifically, the Audit Committee focuses on: (1) financial reporting risk and internal controls; (2) oversight of the internal audit process and legal compliance; (3) regulatory compliance; (4) review of insurance programs; and (5) policies and procedures as they relate to our Code of Ethics, conflicts of interest and complaints regarding accounting and audit matters. The Audit Committee receives reports from management at least quarterly regarding our assessment of risks and the adequacy and effectiveness of internal control systems and operational risk (including compliance and legal risk). The Audit Committee also receives reports from management addressing the most serious risks impacting the day-to-day operations of the Company and the Bank. Our internal Audit Manager reports to the Audit Committee and meets with the committee on a quarterly basis in executive sessions to discuss any potential risk or control issues involving management. The Audit Committee reports regularly to the full board, which also considers our entire risk profile.

        In addition to the risk management oversight functions provided by the Audit Committee, the Independent Directors Committee and the Bank's Financial Risk Committee also perform some functions related to oversight of risk management processes on behalf of the full board. The Bank's Financial Risk Committee is responsible for overseeing risk management processes related to: (1) capital; (2) interest rate risk; (3) liquidity and funds management; (4) risk associated with the Bank's investment portfolio; and (5) credit risk as it relates to concentrations in the Bank's loan portfolio. Both the Independent Directors Committee and the Bank's Financial Risk Committee regularly report to the full board.

        The full board focuses on the most significant risks facing the Company and the Company's general risk management strategy and also ensures that risks we undertake are consistent with board policy. In addition, the full board regularly considers strategic, market and reputational risk. While the board of directors oversees our risk management, management is responsible for the day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

Code of Ethics

        We expect all of our employees to conduct themselves honestly and ethically. Our board of directors has adopted a Code of Ethics that applies to all employees of the Company and the Bank, including officers and directors. The Code of Ethics is intended to provide guidance to assure compliance with law and promote ethical behavior. The Code of Ethics is available on our website, www.statebt.com, in the "Governance Documents" section under "Investors."

Communications with the Board of Directors

        The board of directors has established a process for shareholders to send communications to the board of directors. Shareholders may communicate with the board as a group or individually by writing to: Corporate Secretary, State Bank Financial Corporation, 3399 Peachtree Road, NE, Suite 1900, Atlanta, Georgia 30326. The board has instructed the Corporate Secretary to forward all such communications promptly to the Board.

Report of the Audit Committee

        Our Audit Committee operates under a written charter adopted by the board of directors. The Audit Committee is responsible for providing oversight of the independent audit process and the independent auditors, reviewing our financial statements and discussing them with management and the independent auditors, reviewing and discussing with management and the independent auditors the adequacy and effectiveness of our internal accounting and disclosure controls and procedures and providing oversight of legal and regulatory compliance and ethics programs. The Audit Committee communicates regularly with our management, including our Chief Financial Officer, our Internal Auditor and with our independent auditors. The Audit Committee is also responsible for conducting an appropriate review of and pre-approving all related person transactions and evaluating the effectiveness of the Audit Committee charter at least annually.

        To comply with the Sarbanes-Oxley Act of 2002, the Audit Committee adopted a policy that pre-approves specified audit services to be provided by our independent auditors. The policy forbids our independent auditors from providing the services enumerated in Section 201(a) of the Sarbanes-Oxley Act.

        In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements to generally accepted accounting principles.

        The Audit Committee has reviewed and discussed our 2011 audited financial statements with management. The Audit Committee has discussed with Dixon Hughes Goodman LLP, our independent registered public accounting firm, those matters required to be discussed by the auditors with the Audit Committee under the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Dixon Hughes Goodman required by applicable requirements of the Public Company Accounting Oversight Board regarding Dixon Hughes Goodman's communications with the Audit Committee concerning independence. The Audit Committee has discussed with Dixon Hughes Goodman their independence from the Company and our management. The Audit Committee reported its findings to our board of directors.

        Based on the reviews and discussions described above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC. A copy of our Annual Report on Form 10-K is part of the annual report to shareholders enclosed with these proxy materials.

        The Audit Committee's report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and it shall not be deemed filed under such acts.

Archie L. Bransford, Jr., Chairman
James R. Balkcom, Jr.
Kelly H. Barrett
Virginia A. Hepner, Vice Chair
J. Thomas Wiley, Jr.

 DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation Committee Report

        The Independent Directors Committee, acting in the role of the Compensation Committee, has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with our management. Based upon that review and those discussions, the Independent Directors Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

        This Compensation Committee Report of our Independent Directors Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and it shall not be deemed filed under such acts.

James R. Balkcom, Jr., Chairman
Kelly H. Barrett
Archie L. Bransford, Jr.
Virginia A. Hepner
J. Thomas Wiley, Jr.

Effect of Compensation Policies and Practices on Risk Management and Risk-Taking Incentives

        Although there is inherent risk in the business of banking, we do not believe that any of our compensation policies and practices provide incentives to our employees to take risks that are reasonably likely to have a material adverse effect on us. We believe that our compensation policies and practices are consistent with those of similar bank holding companies and their banking subsidiaries and are intended to encourage and reward performance that is consistent with sound practice in the industry.

Compensation of Executive Officers

        This section explains how our executive compensation programs are designed and operate with respect to the "named executive officers" identified below.

        In this proxy statement, we refer to the individuals who served as our principal executive officer and as our principal financial officer in 2011, as well as our three other most highly compensated executive officers, as the "named executive officers." At the end of 2011, our named executive officers were:

  Joseph W. Evans, Chief Executive Officer and Chairman;
  Thomas L. Callicutt, Jr., Chief Financial Officer, Executive Vice President;
  J. Daniel Speight, Jr., Chief Operating Officer and Vice Chairman;
  Kim M. Childers, President, Chief Credit Officer, Executive Risk Officer and Vice Chairman; and
  Stephen W. Doughty, Executive Banking Officer.

        John S. Poelker, who served as our Chief Financial Officer during most of 2011 as noted below, is also a "named executive officer" for 2011 under applicable SEC rules.

        The following compensation discussion and analysis, executive compensation tables and related narrative describe the compensation awarded to, earned by or paid to the named executive officers for services provided to us for the year ended December 31, 2011, and their compensation arrangements with us.

 Compensation Discussion and Analysis

Overview

        On July 24, 2009, Mr. Evans, Mr. Speight and Mr. Childers took control of the Bank upon a private placement of the Bank's common stock and the FDIC and Georgia Department of Banking and Finance's approval of the Interagency Notice of Change in Control application filed by Mr. Evans, Mr. Speight and Mr. Childers to serve as the Bank's new management team. As part of that approval process, the FDIC and the Georgia Department of Banking and Finance reviewed and issued their non-objection to the form of employment agreements to be entered into between the Bank and each of Mr. Evans, Mr. Speight and Mr. Childers. Mr. Doughty joined the Bank's management team in October 2009. Mr. Poelker was appointed to serve as the Chief Financial Officer of the Company and the Bank on March 8, 2011. Effective September 30, 2011, Mr. Callicutt was appointed as the Chief Financial Officer of the Company and the Bank, and Mr. Poelker resigned as Chief Financial Officer of the Company and the Bank.

        As of July 24, 2009, the Bank's board of directors formally approved employment agreements for Mr. Evans, Mr. Speight and Mr. Childers, which have been amended as described in the Employment Agreements section below. As of October 2009, the Bank's board of directors approved an employment agreement for Mr. Doughty, which has also been amended as described in the Employment Agreements section below. For the year ended December 31, 2011, we did not change the material elements of the executive compensation provided in the employment agreements. Mr. Callicutt is not subject to an employment agreement, but the terms of his employment are subject to an offer letter between Mr. Callicutt and the Bank that is described in the Employment Agreements section below.

        During the three years following July 24, 2009, any change in control transaction and any revisions to compensation that represent a material increase in compensation to executive officers must receive the approval of the Georgia Department of Banking and Finance. This regulatory review process has restricted and may continue to restrict the authority of the Independent Directors Committee to approve the payment of executive compensation as it deems appropriate. Further, the regulatory review process may delay the payment of compensation other than salary to our executive officers.

        The Company's shareholders approved the 2011 Omnibus Equity Compensation Plan (the "Equity Plan") at the 2011 annual meeting of the shareholders. After that approval, the Independent Directors Committee, which serves as our compensation committee, made stock awards under the Equity Plan.

        The Independent Directors Committee continues to use Matthews, Young as an independent advisor to assist the Committee in determining and evaluating executive and director compensation. Matthews, Young reports directly to the Committee and assists in the consideration of stock grants awarded under the Equity Plan. Matthews, Young periodically meets with the Committee without management present. In addition, Matthews, Young continues to provide the Committee with information on marketplace executive compensation trends, benchmarking, effective policy and practices and updates on regulatory and compliance issues related to executive and director compensation.

Overview, Philosophy and Objectives of Executive Compensation

        The following discussion of the philosophy and objectives of executive compensation refers to the basic principles endorsed by the Independent Directors Committee in its charter and generally reflects the philosophy underlying the employment agreements of the named executive officers.

        Under the Independent Directors Committee's charter, the Committee has the authority described above in the Corporate Governance—Committees of the Board of Directors—Independent Directors Committee section regarding compensation for the named executive officers and our directors. The objectives of the Committee with respect to the compensation of our named executive officers are to encourage achievement of our long-range objectives by relating compensation to achievement of internal strategic objectives, to attract and retain talented and dedicated executives through a level of compensation that is competitive within the financial services industry and to promote a direct relationship between compensation and our performance by facilitating equity ownership.

        In 2011, we compensated our named executive officers primarily through a combination of base salary, incentive cash payments and grants of restricted stock under the Equity Plan. The Independent Directors Committee determined base salary and incentive payments for (a) our executive officers other than Mr. Callicutt and Mr. Poelker in accordance with their employment agreements; and (b) Mr. Callicutt in accordance with the terms of his offer letter. Mr. Poelker's compensation arrangements were negotiated when he became employed with us on February 1, 2011, and accordingly the Committee did not determine his compensation in 2011 in the same manner as it did the compensation of our other named executive officers.

        During 2011, the Independent Directors Committee, with the assistance of Matthews, Young, developed data from large samples of comparably-sized SEC-reporting organizations to consider in connection with designing and administering the Equity Plan. The Committee did not compare specific executive officer compensation levels to a named peer group of organizations.

Base Salary

        Our Independent Directors Committee intends for the base salary of our named executive officers to provide a base level of pay for the services they provide that is competitive within the financial services industry for comparable financial institutions. We believe that the fixed annual base salaries of the named executive officers help us retain qualified executives and provide a measure of income stability to the executives, which allows them to stay focused on our business. The Summary Compensation Table below reflects the base salary paid to each of our named executive officers for 2011, 2010 and 2009. The executive employment agreements of each of Mr. Evans, Mr. Childers, Mr. Speight and Mr. Doughty provide that each officer's base salary may be increased based on the performance of the Bank and its compliance with regulatory standards, as determined by the board of directors, although no such increase has occurred.

        The base salary of each of Mr. Evans, Mr. Speight and Mr. Childers was determined before the consummation of our July 24, 2009 private offering and change in control transaction. Each executive's base salary was based, in part, on the executive officer's banking experience, management's consultation with the Bank's placement agent for the private offering and discussions with potential investors. On July 24, 2009, the Bank's full board of directors formally approved the executives' employment agreements, which set their base salaries. The base salary of Mr. Doughty was determined by the Bank to be consistent with the base salary of the other named executive officers other than the Chief Executive Officer. The minimum base compensation for Mr. Evans, Mr. Speight, Mr. Childers and Mr. Doughty was and is intended to allow us to maintain the continuity and focus of our management team.

        The Independent Directors Committee reviews the base salaries of our named executive officers annually to ensure that our named executive officers are fairly compensated. Based on this review, the Independent Directors Committee determined that the base salaries of Mr. Evans, Mr. Speight, Mr. Childers and Mr. Doughty for 2011 would remain unchanged from 2010. Mr. Evans, Mr. Speight, Mr. Childers and Mr. Doughty determined the initial base salary of Mr. Callicutt in connection with his initial offer letter. In doing so, they took into account current market conditions, Mr. Callicutt's experience and abilities, the needs of the Company, and their views on the level of compensation that was required for the offer to be competitive with the level of compensation of chief financial officers in other similar institutions. Mr. Poelker's salary was negotiated when he joined us as an employee on

February 1, 2011 and reflected his deep expertise and 45-year history as a senior financial officer of financial institutions that included BankAmerica Corporation.

Annual Incentive Payments

        Annual cash incentive compensation is an integral component of our total compensation program that links and reinforces executive decision-making and performance with our annual strategic objectives. We use this component to focus management on our most important near-term priorities (financial, operating, compliance, safety and soundness) that support our overall strategy and build shareholder value.

        The Independent Directors Committee, with the assistance of Matthews, Young, developed the 2011 Executive Officer Annual Cash Incentive Plan (the "Incentive Plan"), which the Committee approved in July 2011. The purpose of the Incentive Plan was to allow participants, including our named executive officers, to earn incentive compensation that was tied to overall earnings in excess of pre-set thresholds and performance measured against specific pre-set objectives. We did not seek regulatory approval of the Incentive Plan in July 2011 based on the regulatory approval we obtained previously in 2011 for the bonuses we awarded for 2010 performance.

        The Incentive Plan provided Mr. Evans, Mr. Childers, Mr. Speight and Mr. Doughty the opportunity to earn up to 50% of their respective base salaries, which is consistent with their employment agreements. Mr. Callicutt became eligible to participate in the Incentive Plan upon his joining the Company in 2011. His potential incentive award was prorated and set at a range between 30% and 40% of his base salary for the portion of the year that he was employed, which was consistent with his offer letter. Mr. Poelker did not participate in the Incentive Plan.

        The Incentive Plan includes three elements to assist the Independent Directors Committee in determining actual participant incentive awards:

  •
  the Company's pre-tax, pre-incentive earnings above a pre-set threshold serve as a mechanism for funding the incentive pool available to be earned by the participants;

  •
  the Company's performance against key objectives which determines what portion of the incentive pool, if any, may be earned; and

  •
  the Independent Directors Committee's evaluation of the overall soundness of the relationships and standing of the Bank and the Company with respect to their regulatory agencies; based on that review, the Committee may reduce or completely eliminate incentives earned for performance against objectives.

        For 2011, pre-tax, pre-incentive earnings of at least $35.2 million were required to fund the incentive pool. Pre-tax, pre-incentive earnings of $41.4 million or higher funded the maximum incentive pool. Once a minimum threshold is satisfied, the Independent Directors Committee retained discretion to determine the incentive cash payment up to the applicable maximum allocation.

        The Independent Directors Committee established six performance objectives that encompassed critical aspects of financial performance and sound management of asset quality, and the Committee measured all participants on the same objectives. The Committee assigned weights to each objective, indicating their relative importance and impact on potential incentive earnings, with weights summing to 100%. The Committee weighted an earnings objective at 50%, a growth in core deposits objective at 25%, and four asset quality objectives at 6.25% each.

        The Independent Directors Committee established a Threshold and a Target performance level for each objective. For each objective, below-threshold results earned no incentive and above-target results earned the maximum incentive. The Committee measured performance against each objective on a stand-alone basis, such that above-Target results on one objective would not offset below-Target results other objectives. Achieving or exceeding the Target performance level on all objectives, plus no deduction by the Independent Directors Committee based on its review of regulatory standing as described below, was necessary to earn the full incentive available to participants. For an explanation of the details of the positive performance targets, see Grants of Plan-Based Awards in Fiscal Year 2011—Awards under the 2011 Executive Officer Annual Cash Incentive Plan below.

        In addition, the Incentive Plan included a "takeaway" objective to add balance and additional emphasis on safety and soundness. The Independent Directors Committee assigned this objective a negative percentage weight, having the effect of reducing the incentives earned if the Company failed to meet the performance requirements. The Incentive Plan permitted the Committee to decrease or eliminate the incentives that would otherwise have been earned if the Bank had failed to maintain certain regulatory standards relating to examinations and evaluations.

        Actual 2011 results surpassed the Target level for every objective. The Independent Directors Committee further determined that the regulatory standing of the Company and the Bank during the year warranted no reduction in incentives earned for performance against objectives. As a result, the Committee awarded the maximum cash incentives, which were equal to 50% of salary for Mr. Evans, Mr. Childers, Mr. Doughty and Mr. Speight and were equal to 40% of salary (based on part-year employment) for Mr. Callicutt.

        Our Incentive Plan also gives the Independent Directors Committee the authority to make additional equity-based awards under the provisions of our Equity Plan for excellent performance above the expectations set forth in Incentive Plan. For 2011, the Committee chose not to make equity-based awards other than the grants of restricted stock described in Long-Term Incentive Program below.

        The Independent Directors Committee will continue to review its annual incentive award measurement methods in 2012 and update the plan as warranted to maintain the effectiveness of the plan as a key performance-based component of our overall executive compensation program. The Committee expects that these measurements and thresholds will continue to evolve based on market conditions, new regulations and the regulatory review process.

        As noted above, Mr. Poelker did not participate in the Incentive Plan. Instead, he received a $40,000 discretionary bonus in May 2011 for his service in directly supervising our registration with the SEC and the filing of our first annual report on Form 10-K in 2011. He received a second discretionary bonus in late 2011 in light of his service to us through October 31, 2011.

Long-Term Incentive Program

        Our compensation philosophy strongly embraces the concept that management works in the best interests of shareholders when management also has an ownership stake in the Company. We have used the equity grant alternatives in our Equity Plan to support this philosophy, specifically, implementing equity-based incentives to:

  (a)
  encourage management to continue in the long-term service of the Company;

  (b)
  give management a more direct interest in the future success of the operations of the Company;

  (c)
  attract outstanding individuals for leadership positions; and

  (d)
  retain and motivate those individuals.

In addition, the Independent Directors Committee has taken and will take into account that each of Mr. Evans, Mr. Childers, Mr. Speight and Mr. Doughty currently owns shares of our common stock with a value of more than five times his annual salary. The equity ownership of these executive officers both aligns their interests with our shareholders and gives them ample exposure to equity performance risk. We do not have a policy regarding how we determine the timing of stock-based compensation.

        In 2011, the Independent Directors Committee granted restricted stock to our named executive officers pursuant to the Equity Plan. The Grants of Plan Based Awards in Fiscal Year 2011 table reflects the equity grants to each of our named executive officers for the year ended December 31, 2011. In making these grants, the Independent Directors Committee considered in particular the need to retain the services of our senior executive officers who have responsibility for significant parts of the Company, who would be difficult to replace if they left the Company, and whose cash compensation is limited by regulatory considerations.

Other Executive Benefits

        Perquisites.    The total value of all perquisites provided to our named executive officers in 2011 was less than $10,000 per officer, except as follows: Mr. Speight received $30,256 in perquisites that consisted of reimbursement of housing expenses in Atlanta, automobile fuel and repairs and cell phone charges. The Independent Directors Committee believes that this reimbursement is appropriate, given that we have a significant market presence in both metropolitan Atlanta and Middle Georgia and that our Chief Executive Officer and our Board of Directors expect Mr. Speight, who resides in Middle Georgia, to maintain a significant personal presence in each market as our Chief Operating Officer. In addition, we paid $31,281 to Mr. Callicutt for relocation expense reimbursement and reasonable temporary living expenses in 2011 while he was seeking a suitable residence when relocating from New Orleans to Atlanta. We believe that these sorts of arrangements are customary in connection with hiring an experienced and talented executive like Mr. Callicutt. In general, aside from these perquisites, an element of our compensation philosophy is to pay a competitive annual base salary and reward the achievement of our financial objectives through an annual incentive award, which allows our named executive officers to allocate their income at their discretion.

        Benefit Plans.    Our named executive officers are eligible to participate in our company-provided benefit plans and programs, including medical, life and disability plans, on the same basis as other salaried, full-time employees. Each of our named executive officers also participates in our 401(k) Plan.

Other Policies

        Stock Ownership Requirements.    We do not have any stock ownership requirements or guidelines for our executive officers. As previously noted, each of Mr. Evans, Mr. Childers, Mr. Speight and Mr. Doughty currently owns shares of our common stock with a value of more than five times his annual salary.

        Hedging Policy.    Our executive officers (and all of our employees, including our officers) are prohibited from hedging or monetization transactions, such as zero-cost collars and forward sale contracts, that would allow them to lock in much of the value of their stock holdings.

        Policy Regarding Recovery or Recoupment of Awards or Payments.    We intend to adopt a recoupment policy, which will include provisions to comply with the "clawback" provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, after the SEC issues the applicable rules. Our restricted stock agreements with our executive officers provide that the shares of restricted stock granted to the executive officer are conditioned on the executive's forfeiting, waiving or repaying to the Company any amount or shares as may be required in compliance with Section 304 of the Sarbanes-Oxley Act, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the Company's clawback compliance policy as in effect from time to time and as directed by the Independent Directors Committee.

Effect of 2011 Shareholder Advisory Vote to Approve Compensation of Named Executive Officers

        The SEC rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act require us to give shareholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. In May 2011, we held our first shareholder advisory vote on executive officer compensation, and over 99% of votes cast were for approval of executive officer compensation. We have considered and appreciate this strong supporting vote by our shareholders, although we have not taken any specific action in response.

Summary of Executive Compensation

        The following table shows the compensation we paid to our named executive officers for the years ended December 31, 2011 and 2010 and for the successor period from July 24, 2009 to December 31, 2009.

Summary Compensation Table for 2011

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Joseph W. Evans	2011	400,000	—	172,250	200,000	12,250	784,500
Chief Executive Officer/	2010	400,000	200,000	—		15,018	615,018
Chairman	2009	173,184	150,000	—		—	323,184
Thomas L. Callicutt, Jr.(6)	2011	112,500	25,000	100,013	45,000	31,281	313,794
Chief Financial Officer	2010	—	—	—	—	—	—
	2009	—	—	—	—	—	—
J. Daniel Speight, Jr.	2011	350,000	—	124,020	175,000	42,506	691,526
Chief Operating Officer/ Vice	2010	350,000	175,000	—	—	4,375	529,375
Chairman/ Former Chief	2009	149,124	131,250	—	—	—	280,374
Financial Officer
Kim M. Childers	2011	350,000	—	124,020	175,000	12,250	661,270
President/Chief Credit Officer/	2010	350,000	175,000	—	—	4,375	529,375
Executive Risk Officer/ Vice	2009	149,124	131,250	—	—	—	280,374
Chairman
Stephen W. Doughty	2011	350,000	—	124,020	175,000	12,250	661,270
Executive Banking Officer	2010	350,000	175,000	—	—	13,143	538,143
	2009	88,947	131,250	—	—	—	220,197
John S. Poelker(7)	2011	250,000	85,000	27,560	—	—	362,560
Former Chief Financial Officer	2010	—	—	—	—	—	—
	2009	—	—	—	—	—	—

(1)
Reflects principal positions held as of December 31, 2011.

(2)
The amounts in this column reflect discretionary bonuses and, in the case of Mr. Callicutt, a signing bonus.

(3)
See Terms of Restricted Stock Grants below for a description of the terms of the grants of restricted stock shown in the Stock Awards column. The amounts in the Stock Awards column are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718.

  Assumptions made in the valuation of awards can be found in Note 18 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(4)
See Awards under the 2011 Executive Officer Annual Cash Incentive Plan below for a description of the Incentive Plan and how the Independent Directors Committee awarded the incentive cash payments under the Incentive Plan.

(5)
All of the amounts shown in the All Other Compensation column are for matching 401(k) contributions, except that (a) the amount shown for Mr. Callicutt is the amount he was reimbursed for relocation expense reimbursement and reasonable temporary living expenses in 2011 while he was seeking a suitable residence in Atlanta (he was not yet eligible for matching 401(k) contributions); and (b) the amount shown for Mr. Speight in 2011 includes reimbursements of housing expenses in Atlanta, automobile fuel and repairs and cell phone charges.

(6)
Mr. Callicutt became our Chief Financial Officer effective September 30, 2011, although his employment with us commenced on August 15, 2011. Consistent with the terms of Mr. Callicutt's offer letter, he was granted (a) total bonus payments of $65,000, comprised of (x) a $25,000 signing bonus and (y) a $45,000 incentive cash payment; and (b) $100,000 in shares of restricted stock. The amounts in the table include the compensation we paid Mr. Callicutt in 2011 before and during his tenure as our Chief Financial Officer.

(7)
Mr. Poelker became our employee on February 1, 2011 and our Chief Financial Officer on March 8, 2011, although he began his service to us as a consultant in 2010. The amount of salary includes $25,000 in consulting fees for January 2011. Mr. Poelker received a $40,000 discretionary bonus in May 2011 for his service in directly supervising our registration with the SEC and the filing of our first annual report on Form 10-K in 2011. He received a second discretionary bonus in late 2011 in light of his service to us through October 31, 201l. Upon Mr. Callicutt's appointment effective September 30, 2011 to serve as our Chief Financial Officer, Mr. Poelker resigned as Chief Financial Officer of the Company and the Bank and continued as our employee at the same salary rate until his employment ended on October 31, 2011. He was not eligible for matching 401(k) contributions.

Grants of Plan-Based Awards in Fiscal Year 2011

        The following table provides a summary regarding plan-based awards granted to the named executive officers in 2011. Except for restricted stock grants and incentive cash payments, we granted no plan-based awards to our named executive officers in 2011.

		Date Action Was Taken to Grant Such Award	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards Number of Shares of Stock or Units (#)(2)
							Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date		Threshold ($)(4)	Target ($)	Maximum ($)
Joseph W. Evans	09/01/2011	07/27/2011		300,000	300,000	12,500	172,250
Thomas L. Callicutt, Jr.	08/15/2011	10/04/2011		45,000	45,000	6,955	100,013
J. Daniel Speight, Jr.	09/01/2011	07/27/2011		175,000	175,000	9,000	124,020
Kim M. Childers	09/01/2011	07/27/2011		175,000	175,000	9,000	124,020
Steven W. Doughty	09/01/2011	07/27/2011		175,000	175,000	9,000	124,020
John S. Poelker	09/01/2011	07/27/2011		—	—	2,000	27,560

(1)
The incentive cash payments in this column were made under our 2011 Incentive Plan for our executive officers. See Awards under the 2011 Executive Officer Annual Cash Incentive Plan below for a description of the Incentive Plan and how the Independent Directors Committee awarded the incentive cash payments under the Incentive Plan.

(2)
The grants of restricted stock shown in this column were made under the Equity Plan. See Terms of Restricted Stock Grants below for a description of the terms of the grants of restricted stock shown in this table.

(3)
The amounts in this column are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. Assumptions made in the valuation of awards can be found in Note 18 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(4)
There is no minimum threshold amount for incentive cash payments. Once a minimum threshold is satisfied, the Independent Directors Committee retained discretion to determine the incentive cash payment up to the applicable maximum allocation.

        Terms of Restricted Stock Grants.    All of the grants of restricted stock listed in the above tables vest on September 1, 2014, other than Mr. Callicutt's grant, which vests on August 15, 2014, provided that (a) the respective executive officer remains in our employment through that date, and (b) vesting will be accelerated upon the executive officer's death or disability or upon a change in control of the Company as defined in the Equity Plan.

        Awards under the 2011 Executive Officer Annual Cash Incentive Plan.    All of the non-equity incentive plan awards shown in the above tables were made under the Incentive Plan. We paid incentive cash payments in March 2012 for performance by our named executive officers in 2011 under the Incentive Plan that the Independent Directors Committee adopted in July 2011. The Committee reviewed and considered the performance targets stated in the Incentive Plan and awarded to each of Mr. Evans, Mr. Childers, Mr. Doughty and Mr. Speight incentive cash payments equal to 50% of his base salary. The Independent Directors Committee awarded Mr. Callicutt an incentive payment of $45,000, which was equal to 40% of his base salary (the maximum percentage stated in his offer letter) prorated for his employment for less than full year 2011. Mr. Poelker did not participate in the Incentive Plan.

        As shown in the following Positive Performance Targets table, the Independent Directors Committee established both a Threshold and a Target performance level for each objective in the Incentive Plan. For each objective, below-threshold results earned no incentive and above-target results earned the maximum incentive. Once a minimum threshold is satisfied, the Independent Directors Committee retained discretion to determine the incentive cash payment up to the applicable maximum allocation. The Committee measured performance against each objective on a stand-alone basis, such that above-Target results on one objective would not offset below-Target results other objectives. Achieving or exceeding the Target performance level on all objectives, with no deduction by the Committee based on its review of regulatory standing of the Company and the Bank as described below, was necessary to earn the full incentive available to participants.

 Positive Performance Targets

Objective	Assigned Weight	Threshold Performance	Maximum Performance	Actual Company Result(1)	Incentive Weight Achieved
Achieve Pre-tax, Pre-Incentive Net Income(2)	50.00%	$35,200,000	$41,400,000	$67,782,180	50.00%
Grow Average Core Deposits(3)	25.00%	$235,770,150	$269,451,000	32.35%	25.00%
Classified Assets as a Percent of Total Assets at or Below 4.0%(4)	6.25%	N/A	≤ 4.00%	1.16%	6.25%
Nonperforming Assets as a Percent of Total Assets at or Below .50%(5)	6.25%	N/A	≤ .50%	.48%	6.25%
Past ≥ 30 Days as a Percent of Total Loans at or Below 1%(6)	6.25%	N/A	≤ 1.00%	.41%	6.25%
Charge-offs at or Below .25%(7)	6.25%	N/A	≤ .25%	.02%	6.25%

(1)
The amounts shown in this column are derived from our audited financial statements for 2011.

(2)
The target amount excludes gains and losses from sales of assets.

(3)
The target amount includes growth from 2010 until 2011 in our noninterest-bearing demand deposit accounts.

(4)
Classified assets include assets listed as substandard, doubtful or loss. Classified assets and total assets do not include loans and other real estate owned that are covered by loss share agreements with the FDIC.

(5)
Nonperforming assets and total assets do not include loans and other real estate owned that are covered by loss share agreements with the FDIC.

(6)
Past due loans and total loans do not include loans that are covered by loss share agreements with the FDIC.

(7)
Charge-offs do not include loans or other real estate owned that are covered by loss share agreements with the FDIC or loans originated by legacy State Bank and Trust Company, Pinehurst, prior to July 24, 2009.

        In addition, the Incentive Plan included a "takeaway" objective to add balance and additional emphasis on safety and soundness. The Independent Directors Committee assigned this objective a negative percentage weight, having the effect of reducing the incentives earned if the Company failed to meet the performance requirements. The Incentive Plan permitted the Committee to decrease or eliminate the incentives that would otherwise have been earned if the Bank and the Company had failed to maintain certain regulatory standards relating to examinations and evaluations. This includes the results of:

  (1)
  the FDIC and Georgia Department of Banking and Finance safety and soundness exam;

  (2)
  the FDIC compliance and CRA exam;

  (3)
  the Federal Reserve Bank holding company exam; and

  (4)
  the FDIC exams related to compliance with loss share agreements.

As shown in the Positive Performance Targets table, actual results surpassed the Target level for every objective. The Independent Directors Committee further determined that the regulatory standing of the Company and the Bank during the year warranted no reduction in incentive earned for performance against objectives. As a result, the Committee awarded the maximum cash incentives.

Outstanding Equity Awards at 2011 Fiscal Year-End

        The following table provides a summary of equity awards outstanding as of December 31, 2011 for the named executive officers.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Joseph W. Evans	12,500	188,875
Thomas L. Callicutt, Jr.	6,955	105,090
J. Daniel Speight, Jr.	9,000	135,990
Kim M. Childers	9,000	135,990
Steven W. Doughty	9,000	135,990
John S. Poelker	—	—

(1)
All of the grants of restricted stock listed in the above tables vest on September 1, 2014, other than Mr. Callicutt's, which vests on August 15, 2014, provided that (a) the respective executive officer remains in our employment through that date, and (b) vesting will be accelerated upon the executive officer's death or disability or upon a change in control of the Company as defined in the Equity Plan.

Option Exercises and Stock Vested in 2011

        The following table provides a summary of equity awards held by the named executive officers that vested during 2011.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Joseph W. Evans	—	—
Thomas L. Callicutt, Jr.	—	—
J. Daniel Speight, Jr.	—	—
Kim M. Childers	—	—
Steven W. Doughty	—	—
John S. Poelker	2,000	28,880

(1)
Mr. Poelker's shares of restricted stock vested upon his retirement on October 31, 2011, when the closing price of our common stock on The NASDAQ Capital Market was $14.44.

Equity Compensation Plan Information

        The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	28,918	$14.37	3,021,427
Equity compensation plans not approved by security holders	—	—	—

Total	28,918	$14.37	3,021,427

(1)
Consists solely of awards granted under our 2011 Omnibus Equity Compensation Plan.

Employment Agreements

        As described above, on July 24, 2009, the Bank entered into employment agreements with Mr. Evans to serve as Chief Executive Officer and Chairman, Mr. Speight to serve as Chief Financial Officer, Chief Operating Officer and Vice Chairman and Mr. Childers to serve as President, Chief Credit Officer and Vice Chairman. Each employment agreement provides for a term of three years that automatically renews each day after the effective date so that the term remains a three-year term until either party notifies the other that the automatic renewals should discontinue. Each employment agreement provides for an annual base salary that is to be reviewed at least annually by the board of directors of the Bank. Under their respective employment agreements, the current annual base salaries are $400,000 for Mr. Evans and $350,000 for each of Mr. Speight and Mr. Childers. Each employment agreement also provides that the officer is eligible to receive an annual bonus of up to 50% of his respective annual base salary, as well as stock options and other benefits as they are made available for senior executives of the Bank. These benefits include business and professional association reimbursements and paid vacation.

        In September 2009, the Bank entered into amendments to the employment agreements of Mr. Evans, Mr. Speight and Mr. Childers to memorialize compliance with Section 409A of the Internal Revenue Code (the "Code") and to confirm that any termination of employment will constitute a "separation from service" within the meaning of Section 409A. These amendments were subject to regulatory non-objection from the FDIC, which we received on May 11, 2010. Each of the three executive officers and the Bank executed the amendments on May 11, 2010. In September 2010, we entered into additional amendments to the employment agreements of Mr. Evans, Mr. Speight and Mr. Childers to further clarify compliance with Section 409A. These amendments were also subject to regulatory non-objection from the FDIC, which we received on November 5, 2010. Each of the three executive officers and the Bank executed the amendments effective as of November 5, 2010.

        The Bank hired Mr. Doughty in October 2009 to serve as Executive Risk Officer. The board of directors approved Mr. Doughty's employment agreement on substantially the same terms and conditions as the employment agreements of Mr. Evans, Mr. Speight and Mr. Childers, as amended, subject to regulatory review and non-objection of the FDIC and the Georgia Department of Banking and Finance, under the conditions imposed on the Bank in connection with those agencies' approval of the Interagency Change in Control filing of Mr. Evans, Mr. Speight and Mr. Childers. In March 2010,

the Bank submitted to the FDIC and the Georgia Department of Banking and Finance an employment agreement for Mr. Doughty to serve as Executive Risk Officer and Chief Banking Officer. The agencies issued their non-objection on July 19, 2010 and May 12, 2010, respectively, and Mr. Doughty and the Bank formally entered into an employment agreement on July 19, 2010. Before that time, Mr. Doughty was compensated as if the employment agreement was in effect. Mr. Doughty's current annual base salary as determined under the employment agreement is $350,000, and he is also eligible to receive an annual bonus of up to 50% of his annual base salary, as well as stock options and other benefits made available for senior executives of the Bank.

        In September 2010, the Bank entered into an amendment to the employment agreement of Mr. Doughty to clarify compliance with Section 409A. This amendment was subject to regulatory non-objection from the FDIC, which we received on November 5, 2010. Mr. Doughty and the Bank executed the amendment effective as of November 5, 2010.

        In December 2010, the Bank entered into additional amendments to the employment agreements of Mr. Evans, Mr. Speight, Mr. Childers and Mr. Doughty to revise the definition of "change in control," in light of our holding company reorganization and to clarify that the reorganization did not constitute a "change in control" event. These amendments were also subject to regulatory non-objection from the FDIC, which we received on December 2, 2010. Each of the four executive officers and the Bank executed the amendments effective as of December 2, 2010.

        On March 8, 2011, upon Mr. Poelker's appointment as Chief Financial Officer, Mr. Speight resigned as Chief Financial Officer of the Company and the Bank. Mr. Speight continues to serve as Vice Chairman and Chief Operating Officer of the Company and the Bank. In connection with Mr. Speight's resignation, Mr. Speight and the Bank entered into a fourth amendment to his employment agreement, effective March 8, 2011, to delete the provisions in the employment agreement that reference Mr. Speight's duties or responsibilities as Chief Financial Officer of the Bank. Mr. Speight continues to serve as Vice Chairman and Chief Operating Officer under the terms of his employment agreement, as amended. Under the fourth amendment, Mr. Speight and the Bank also waived any rights they might have otherwise had to assert that Mr. Speight's resignation as Chief Financial Officer constituted termination for any reason under the employment agreement.

        Each of the employment agreements provide for payments upon termination of employment, including in connection with a change in control, as described below. Each employment agreement also requires the executive officer to keep confidential Bank information and trade secrets during employment and for 12 months following termination of the employment agreement. In addition, each executive officer is subject to provisions for non-competition and non-solicitation of customers and employees of the Bank, as described below. Controversies or claims related to the employment agreements will be settled by binding arbitration, with the Bank paying the fees and expenses of the arbitration proceeding. If litigation to enforce an arbitration award is brought, the Bank will advance to the executive officer reasonable fees, costs and expenses and the executive officer will reimburse the advances within 60 days of the final disposition of the matter, unless the arbitrators or court has ruled in favor of the executive officer on the merits of the substantive issues in dispute.

        Mr. Callicutt was hired in August 2011 to serve as the Chief Financial Officer for the Bank and Company and was officially appointed to that position by the board of directors as of September 30, 2011. Mr. Callicutt was employed pursuant to the terms of an offer letter by and between Mr. Callicutt and the Bank. According to the terms of the offer letter, Mr. Callicutt's annual base salary was set at $300,000, and Mr. Callicutt is eligible to receive an annual bonus of up to 30% to 40% of his base salary. Mr. Callicutt is also eligible to participate in the Equity Plan and receive other benefits as they are made available for senior executives of the Bank. These benefits include normal employee insurance benefits, 401(k) participation on the same terms as other employees of the Bank, business and professional association reimbursements and paid vacation. In addition, Mr. Callicutt received a signing bonus of $25,000 and a grant of restricted stock equal to $100,000, with a vesting period of three years.

Potential Payments Upon Termination or Change in Control

        The employment agreements of each of Mr. Evans, Mr. Speight, Mr. Childers and Mr. Doughty have substantially similar terms regarding potential payments upon termination of employment or a change in control of the Company. The board of directors believes that it is important to protect these officers in the event of a change in control by providing the officers with a structured process for leaving the Bank as a result of a change in control of the Company. Further, the board of directors believes that the interests of shareholders will be best served if the interests of executive management are aligned with the shareholders, and that providing change in control benefits should eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders. Mr. Callicutt's offer letter does not include provisions relative to potential payments upon termination of employment or a change in control of the Company.

        For purposes of the benefits provided in the employment agreements, a change in control is deemed to occur, in general, if:

  •
  a person or group of persons acquires 25% or more of the Company's common stock;

  •
  within any twelve-month period, individuals who, at the beginning of such period, are directors of the Company cease to constitute at least a majority of the board of directors (with certain exceptions provided, including that 2/3 of the incumbent directors may approve or recommend election of a non-incumbent director);

  •
  the shareholders of the Company approve a reorganization, merger or consolidation of the Company with respect to which shareholders of the Company immediately before such reorganization, merger, or consolidation do not immediately thereafter own more than 50% of the combined voting power of the surviving entity; or

  •
  the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

        If the officer chooses to terminate his employment within the period commencing three months before and ending twelve months after a change in control and upon 30 days written notice, the officer is entitled to receive a severance payment in a lump sum amount equal to the (a) greater of (x) his current annual base salary divided by 12, or (y) his average monthly compensation; (b) multiplied by the number of months from the effective date of his termination through the unexpired portion of the term of the employment agreement or, if greater, 24. For purposes of these calculations, "average monthly compensation" means: (a) the sum of (x) the officer's then current annual base salary plus (y) his most recent annual bonus or, if greater, his average bonus for the three prior years; (b) divided by 12. In addition, the Bank will also pay the officer an amount equal to the cost of COBRA health continuation coverage for the officer and his eligible dependents for the longer of (a) the unexpired portion of the term of the employment agreement, (b) 24 months, or (c) the period during which the officer and his eligible dependents are entitled to COBRA health continuation coverage. The termination rights of the officer cited above constitute a "modified single-trigger" severance provision that was included in the form of employment agreement executed by our founding executive officers and the Bank on July 24, 2009, when we took control of the Bank. Mr. Doughty's employment agreement includes the same severance provision for consistency. We are bound by those provisions, which were included in the forms of the employment agreements provided to the investors in our July 24, 2009 private placement of common stock that raised approximately $292.1 million in gross proceeds.

        In addition, if the officer's employment is terminated (a) by the Bank other than for "cause," or (b) by the officer for "cause," the officer will be entitled to receive a severance payment in a lump sum amount equal to (A) the greater of (x) his current annual base salary divided by 12, or (y) his average monthly compensation (as defined above); (B) multiplied by 12. For purposes of the employment agreements, "cause" is generally defined to mean the following:

        With respect to termination of the officer by the Bank:

  •
  a material breach of the terms of the employment agreement by the officer;

  •
  conduct by the officer that constitutes fraud, dishonesty, gross malfeasance of duty or conduct grossly inappropriate to the officer's office and is demonstrably likely to lead to material injury to the Bank or which results in direct or indirect personal enrichment of the officer, as confirmed by a vote of the board of directors following written notice and an opportunity to be heard by the board of directors;

  •
  conduct resulting in the conviction of the officer of a felony; or

  •
  conduct that results in the permanent removal of the officer from his position as on officer of the Bank under a written order by any regulatory agency.

        With respect to termination by the officer:

  •
  a material diminution in the powers, responsibilities, duties or total compensation of the officer;

  •
  the failure of the board of directors of the Bank to maintain the officer's appointment to his role as officer, the Bank's non-renewal of the employment agreement, or the failure of the shareholders of the Bank to elect the officer as a director of the Bank; or

  •
  a material breach of the employment agreement by the Bank.

        With respect to termination by the officer for cause, the officer must give 30 days written notice to the Bank, other than for failure of the board of directors to maintain the officer's appointment or non-renewal of the employment agreement.

        In addition, if the officer's employment is terminated by the Bank other than for "cause" or by the officer for "cause," as described above, the officer will also be entitled to receive an amount equal to the cost of COBRA health continuation coverage costs for the officer and his eligible dependents for the longer of 12 months or the period during which the officer and his eligible dependents are entitled to COBRA health continuation coverage from the Bank.

        The employment agreements also provide that during the term of each officer's employment and for 36 months following his termination of employment, the officer agrees not to compete with the Bank within designated counties in Georgia. In addition, during the term of each officer's employment and for 24 months following his termination of employment, the officer agrees not to solicit any of the Bank's customers with whom he had material contact or employees of the Bank. The agreement not to compete and not to solicit customers or employees does not apply if:

  (a)
  the Bank terminates the officer's employment without "cause";

  (b)
  the executive terminates his employment in connection with a change in control of the Company; or

  (c)
  the officer terminates his employment for "cause."

        For at least 12 months following the termination of the employment agreement, the officer will not disclose the Bank's confidential information and will protect the Bank's trade secrets for so long as permitted by applicable law.

        The employment agreements also provide that if the payments on termination of employment would constitute a "parachute payment" as defined in Code Section 280G, the officer shall receive the total payments made under the employment agreement; provided, if the after-tax amount retained by the officer after taking into account the excise taxes would have a lesser aggregate value than the after-tax amount retained by the officer if the total payments were reduced so that no Code Section 280G taxes would be incurred, the officer will receive reduced payments. Under the employment agreement, the officer has agreed to provide post-termination personal services to the Bank for payments which might otherwise be designated "parachute payments" to the extent needed to comply with Code Section 280G and to avoid excise taxes under Code Section 4999.

        The employment agreements provide for automatic termination of the agreement upon death or permanent disability. Permanent disability is defined as a condition providing for payments under any long-term disability coverage provided by the Bank, or in the absence of such coverage, when the officer is unable to perform the material aspects of his duties for at least 180 days. Upon termination for permanent disability, the officer is paid his average monthly compensation for each full month until long term disability benefits become payable, or if longer, six months.

        The employment agreements are intended to comply with Code Section 409A, including any applicable exemption under Code Section 409A. If an officer is a "specified employee" (within the meaning of Code Section 409A) when the officer separates from service with the Bank, any deferred compensation subject to Code Section 409A will be paid on the first day of the seventh month following the termination of employment, unless an exemption is otherwise available.

        All unvested shares of restricted stock will be vested concurrent with the consummation of a "change in control" as defined in the Equity Plan. If the executive officer's employment with the Company or the Bank ceases for any reason, all unvested shares of restricted stock will be immediately and automatically forfeited and cancelled on the date of termination of employment, except that all unvested shares of restricted stock will be fully vested on the executive officer's death or permanent disability, as defined in the Equity Plan. For the market value of the unvested shares of restricted stock held by each executive officer as of December 31, 2011, see the Outstanding Equity Awards at 2011 Fiscal Year-End table above.

        The following table summarizes the potential post-employment payments due to our named executive officers upon termination from the Bank or a change in control of the Company assuming those events occurred on the last business day of the last fiscal year, which was December 30, 2011. If we terminate the executive officer's employment for "cause" or the executive officer leaves our employment without "cause," then we have no further obligation to the executive officer except for payment of any amounts earned and unpaid as of the effective date of the termination. Accordingly, those events are omitted from the table. We report amounts in the table without any reduction for possible delay in the commencement or timing of payments.

Name	Benefit(1)	Change in Control plus Voluntary Termination by Officer(2)	Termination without "cause" by Bank	Termination for "cause" by Officer	Permanent Disability
Joseph W. Evans	Cash compensation—lump sum multiple (12, or up to 36 if a change in control) of monthly compensation(3)	$1,800,000	$600,000	$600,000	$275,500
	Post-termination health continuation payments for up to 18 months (up to 36 months if a change in control)(4)	55,017	27,509	27,509	—
Thomas L. Callicutt, Jr.	None	—	—	—	—
J. Daniel Speight, Jr.	Cash compensation—lump sum multiple (12, or up to 36 if a change in control) of monthly compensation(3)	1,575,000	525,000	525,000	240,625
	Post-termination health continuation payments for up to 18 months (up to 36 months if a change in control)(4)	44,729	22,364	22,364	—
Kim M. Childers	Cash compensation—lump sum multiple (12, or up to 36 if a change in control) of monthly compensation(3)	1,575,000	525,000	525,000	240,625
	Post-termination health continuation payments for up to 18 months (up to 36 months if a change in control)(4)	44,729	22,364	22,364	—

Name	Benefit(1)	Change in Control plus Voluntary Termination by Officer(2)	Termination without "cause" by Bank	Termination for "cause" by Officer	Permanent Disability
Stephen W. Doughty	Cash compensation—lump sum multiple (12, or up to 36 months if a change in control) of monthly compensation(3)	$1,575,000	$525,000	$525,000	$240,625
	Post-termination health continuation payments for up to 18 months (up to 36 months if a change in control)(4)	55,017	27,509	27,509	—
John S. Poelker	None	—	—	—	—

(1)
Benefit amounts are expressed as a single amount, even if paid over time. Any delay of payment required to comply with Code Section 409A has been ignored for purposes of this table. Benefit amounts do not include any benefits available generally to all salaried employees.

(2)
Upon the officer's termination of employment on account of a change in control under the terms of the employment agreement, the amounts reported could be reduced if such reduced amount would provide a greater value to the officer after taking into account Code Section 4999 excise taxes and other taxes. For purposes of this table, only the maximum amounts are shown.

(3)
Based on average monthly compensation as determined by dividing the sum of the officer's current base salary and his most recently paid incentive compensation as of December 31, 2011 by 12. The remaining term of the employment agreement used is three years, assuming that no notice of non-renewal has been given by either party.

(4)
The COBRA health continuation coverage rate for an employee and family (based on each employee's age) in effect at December 31, 2011 was multiplied by the number of months over which the amount would be paid.

Compensation Committee Interlocks and Insider Participation

        Presently, the members of our Independent Directors Committee (which functions as our Compensation Committee) are: James R. Balkcom, Jr. (Chairman), Kelly H. Barrett, Archie L. Bransford, Jr., Virginia A. Hepner and J. Thomas Wiley, Jr. Ms. Barrett was appointed to the Independent Directors Committee upon her joining the board of directors in July 2011. None of the members of the Independent Directors Committee was an officer or employee, or former officer or employee, of the Company or the Bank during 2011. In addition, none of these individuals had any relationship requiring disclosure under Certain Relationships and Related Transactions.

        W. Carter Bates, III served as one of our directors during the first two months of 2011 until he resigned from the board on March 1, 2011. He continues to serve as a director of the Bank. Mr. Bates is a partner in the law firm of James—Bates—Brannan—Groover, LLP, which provides various legal services to us. For the year ended December 31, 2011, we paid that firm approximately $3.7 million in fees and expenses for legal services. We believe that the terms of this related person transaction are no less favorable than we could obtain from an unaffiliated party.

Director Compensation

        Our bylaws permit our directors to receive compensation as determined by the board of directors. We do not pay our "inside" employee-directors any additional compensation for their service as directors. Early in 2011, the Independent Directors Committee, with the assistance of Matthews, Young, began the process of updating the director compensation package. The purpose of updating the director compensation package was to ensure the directors were fairly compensated for their accountability, level of involvement and paid competitively when compared to peer organizations.

        In developing the package, Matthews, Young conducted a peer group analysis of like companies. The peer group sample included (1) public companies in all industries in the southeast region of the United States with market capitalization between $300 million and $1 billion and (2) public financial institutions in the United States with market capitalization between $300 million and $1 billion. In June and July 2011, the Independent Directors Committee adopted the current director compensation package. All director compensation for 2011 was paid in cash. The Committee added compensation components and amounts to target the average compensation of our directors to be competitive with public financial institutions included in the study. Components of the new program include retaining the board retainer, adding committee chair retainers for certain committees and implementing fees for board and committee meetings.

        Under the director compensation package, we pay our non-employee directors:

  (1)
  a cash retainer fee of $10,000 per quarter (which is payable in advance and prorated for the number of months the individual serves as a director);

  (2)
  a cash retainer fee of $10,000 to the chairs of each of the Audit Committee and Independent Directors Committee (which is prorated and payable quarterly);

  (3)
  a board meeting fee of $1,000 (if attended in person) or $500 (if attended by phone); and

  (4)
  a committee meeting fee of $500 per meeting for the Audit Committee, the Independent Directors Committee and the Financial Risk Committee.

        We reimburse our "outside" non-employee directors for reasonable expenses incurred in connection with serving as a director. The following table provides the fees we paid to our directors for the year ended December 31, 2011 (including W. Carter Bates, III, who served as a director in 2011 until his resignation on March 1, 2011).

Director Compensation for 2011

Name	Total Fees Earned or Paid in Cash ($)(1)
James R. Balkcom, Jr.(2)	53,000
Kelly H. Barrett(3)	28,000
Archie L. Bransford, Jr.(4)	54,500
Kim M. Childers	—
Joseph W. Evans	—
Virginia A. Hepner	48,500
J. Daniel Speight, Jr.	—
J. Thomas Wiley, Jr.	49,500
W. Carter Bates, III	6,667

(1)
Prior to the implementation of the revised directors' compensation plan in July 2011, the directors received a cash retainer fee of $10,000 per quarter.

(2)
As chair of the Independent Directors Committee, Mr. Balkcom received a committee chair cash retainer fee of $2,500 in each of the third and fourth quarters of 2011.

(3)
Ms. Barrett was appointed as a director in July 2011.

(4)
As chair of the Audit Committee, Mr. Bransford received a committee chair cash retainer fee of $2,500 in each of the third and fourth quarters of 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own beneficially more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in their ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of the forms they file. To our knowledge, no person beneficially owned more than 10% of our common stock during 2011. Based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2011, our directors and executive officers complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Other than the relationship with W. Carter Bates, III described under Compensation Committee Interlocks and Insider Participation above, there are no transactions since January 1, 2011 to which the Company has been a party, in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our common stock had or will have a direct or indirect material interest.

        We conduct a review of all related person transactions for potential conflict of interest situations on an ongoing basis, and the Audit Committee must approve all such transactions. For purposes of this review, related person transactions include all transactions that are required to be disclosed under applicable SEC regulations.

        In addition, the Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which limits the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and the amount of advances to third parties collateralized by the securities or obligations of affiliates. The Bank is also subject to the provisions of Section 23B of the Federal Reserve Act, which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. Our policy is not to make loans and enter into other banking transactions in the ordinary course of business with our directors and officers and their affiliates.

 PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The SEC Rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act require us to give shareholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

        As described in greater detail in the section entitled Compensation Discussion and Analysis above, we seek to align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of strategic and operational goals and the achievement of increased shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We believe that our compensation policies and procedures are competitive, focused on pay for performance principles and strongly aligned with the interests of our shareholders. We also believe that both the Company and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a "Say-on-Pay" proposal, gives you as a shareholder the opportunity to express your views regarding the compensation for the named executive officers by voting to approve or not approve that compensation as described in this proxy statement.

        This vote is advisory, which means that it is not binding on us, the board of directors or the Independent Directors Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

        The board asks our shareholders to vote in favor of the following resolution at the annual meeting:

  "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in the Company's proxy statement for the 2012 Annual Meeting of Shareholders under the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related narrative discussion in the proxy statement, is hereby APPROVED."

        The board of directors recommends that you vote FOR the approval of the resolution related to the compensation of our named executive officers.

 PROPOSAL 3—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Independent Registered Public Accounting Firm

        Our Audit Committee has appointed Dixon Hughes Goodman LLP as our independent registered public accounting firm to audit the consolidated financial statements of the Company and the Bank for the year ending December 31, 2012 and to prepare a report on this audit. A representative of Dixon Hughes Goodman is expected to be present at the annual meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he or she desires to do so.

        We are asking our shareholders to ratify the appointment of Dixon Hughes Goodman as our independent registered public accounting firm for 2012. Although the ratification is not required by our bylaws or other governing documents, the board is submitting the selection of Dixon Hughes Goodman to our shareholders for ratification as a matter of good corporate practice. Even if the shareholders do ratify the appointment, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of the Company and our shareholders.

        The board of directors recommends a vote FOR the ratification of the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2012.

Audit and Related Fees

        Our independent auditors for the year ended December 31, 2011 were Dixon Hughes Goodman LLP.

        The following table shows the fees that we paid for services performed in the years ended December 31, 2010 and 2011 to Dixon Hughes Goodman:

	2010	2011
Audit Fees	$450,000	$504,500
Audit-Related Fees	160,000	110,000
Tax Fees	31,650	—
All Other Fees	—	—

Total	$641,650	$614,500

        Audit Fees.    This category includes the aggregate fees billed for professional services rendered by the independent auditors during our 2011 and 2010 fiscal years for the audit of our consolidated annual financial statements and the review of financial statements included in our quarterly reports.

        Audit-Related Fees.    This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, during the fiscal years ended December 31, 2011 and 2010. These services principally include the assistance for various filings with the SEC, consultations regarding accounting and disclosure matters, and due diligence services related to acquisition activity.

        Tax Fees.    This category includes the aggregate fees billed for services related to corporate tax compliance, as well as counsel and advisory services.

        All Other Fees.    Dixon Hughes Goodman did not bill us for any services for the fiscal years ended December 31, 2011 and 2010 other than for the services described above.

Pre-Approval Policy

        Our Audit Committee's pre-approval guidelines with respect to pre-approval of audit and non-audit services are summarized below.

        General.    The Audit Committee is required to pre-approve all audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor's independence. The independent auditors provide the Audit Committee with an annual engagement letter outlining the scope of the audit and permissible non-audit services proposed for the fiscal year, along with a fee proposal. The scope and fee proposal is reviewed with the internal auditor, the Audit Committee chair, and, when appropriate, our management for their input (but not their approval). Once approved by the Audit Committee, the services outlined in the engagement letter will have specific approval. All other audit and permissible non-audit services that have not been approved in connection with the independent auditor's engagement letter for the applicable year must be specifically pre-approved by the Audit Committee under the same process as noted above, where practicable. The independent auditors shall not perform any prohibited non-audit services described in Section 10A(g) of the Securities Exchange Act of 1934. The Audit Committee must specifically pre-approve any proposed services that exceed pre-approved cost levels.

        Tax Services.    The Audit Committee believes that the independent auditor can provide tax services to us, such as tax compliance, tax planning and tax advice, without impairing the auditor's independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Code and related regulations.

        Delegation.    The Audit Committee may delegate pre-approval authority to one or more of its members. The Audit Committee delegates specific pre-approval authority to its chair, provided that the estimated fee for any such proposed pre-approved services does not exceed $15,000. The chair is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

OUR 2011 ANNUAL REPORT ON FORM 10-K

        Included with these proxy materials is a copy of our 2011 Annual Report on Form 10-K, as amended and without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. We will also mail to you without charge, upon request, a copy of any document specifically referenced or incorporated by reference in this proxy statement. Please direct your request to Corporate Secretary, State Bank Financial Corporation, 3399 Peachtree Road, NE, Suite 1900, Atlanta, Georgia 30326 or by calling 404-475-6599.

ANNUAL MEETING OF SHAREHOLDERS OF STATE BANK FINANCIAL CORPORATION May 23, 2012 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Annual Meeting, proxy statement and proxy card, and a copy of the 2011 Annual Report to shareholders are available at http://www.statebt.com/proxyvote. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. This Proxy will be voted as directed or, if no direction is indicated, will be voted "FOR" each director nominee, "FOR" Proposal 2, "FOR" Proposal 3 and will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting. 1. Proposal to elect eight nominees as directors: 1a. James R. Balkcom, Jr. 1b. Kelly H. Barrett 1c. Archie L. Bransford, Jr. 1d. Kim M. Childers 1e. Joseph W. Evans 1f. Virginia A. Hepner 1g. J. Daniel Speight, Jr. 1h. J. Thomas Wiley, Jr. 2. Proposal to approve the company's executive compensation 3. Proposal to ratify the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2012 FOR AGAINST ABSTAIN PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 00033333333330001000 4 052312 MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

0 14475 STATE BANK FINANCIAL CORPORATION 3399 Peachtree Road, NE, Suite 1900 Atlanta, Georgia 30326 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 23, 2012 The shareholder(s) who sign this proxy card on the reverse side appoint J. Daniel Speight, Jr., and James C. Wheeler and each of them, proxies, with full power of substitution, for and in their name(s), to vote all shares of common stock of State Bank Financial Corporation that such person(s) hold of record at the annual meeting of shareholders to be held on Wednesday, May 23, 2012, at 1:00 p.m., E.D.T., at our headquarters located at 3399 Peachtree Road, NE, Suite 1900, Atlanta, Georgia and at any adjournment of the meeting. The signing shareholder(s) acknowledge receipt of the Notice of Annual Meeting and Proxy Statement and direct the proxy to vote as follows on the matters described in the accompanying Notice of Annual Meeting and Proxy Statement and otherwise in their discretion on any other business that may properly come before, and matters incident to the conduct of, the meeting or any adjournment of it, as provided in the Proxy Statement. (Continued and to be signed on the reverse side)